                          OFFER TO PURCHASE FOR CASH

                                      BY

                   THE ASIA PACIFIC FUND, INC. (THE "FUND")
                        Gateway Center Three, 4th Floor
                         Newark, New Jersey 07102-4077
                              1 (888) 4-ASIA-PAC

                 UP TO 3,448,024 OF ITS ISSUED AND OUTSTANDING
        SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES")

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                ON JUNE 28, 2002, UNLESS THE OFFER IS EXTENDED

   THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ASIA PACIFIC FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

   Any stockholder of the Fund ("Stockholder") desiring to tender any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all uncertificated Shares being tendered, and any other required documents to EquiServe Trust Company, N.A., the Depositary, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Any Stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender Shares so registered.

   Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Georgeson Shareholder Communications Inc., the Information Agent, in the manner set forth on the last page of this Offer to Purchase.

   If you do not wish to tender your Shares, you need not take any action.

May 30, 2002

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Summary Term Sheet...................................................................   2
Introduction.........................................................................   6
    1. Terms of the Offer; Termination Date..........................................   6
    2. Acceptance for Payment and Payment for Shares.................................   7
    3. Procedure for Tendering Shares................................................   8
    4. Rights of Withdrawal..........................................................  10
    5. Source and Amount of Funds; Effect of the Offer...............................  10
    6. Purpose of the Offer; Plans or Proposals of the Fund..........................  12
    7. NAV and Market Price Range of Shares; Dividends...............................  13
    8. Federal Income Tax Consequences of the Offer..................................  13
    9. Selected Audited Financial Information........................................  15
   10. Certain Information Concerning the Fund and the Fund's Investment Manager.....  16
   11. Interest of Directors and Officers; Transactions and Arrangements Concerning
       the Shares....................................................................  17
   12. Certain Legal Matters; Regulatory Approvals...................................  18
   13. Certain Conditions of the Offer...............................................  18
   14. Fees and Expenses.............................................................  19
   15. Miscellaneous.................................................................  19
   16. Contacting the Depositary and the Information Agent...........................  19

                              SUMMARY TERM SHEET

   This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

WHAT IS THE TENDER OFFER?

   The Asia Pacific Fund, Inc. (the "Fund") is offering to purchase up to 25% of its outstanding Shares, or 3,448,024 Shares, for cash at a price per share equal to 95% of the per Share net asset value as of the close of regular trading on the New York Stock Exchange ("NYSE") on June 28, 2002, or if the Offer is extended, on the date to which the Offer is extended, upon specified terms and subject to conditions as set forth in the tender offer documents.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?

   The tender offer will expire at 5:00 p.m., New York City time, on June 28, 2002, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

   As of May 17, 2002, the net asset value per Share was $12.24. See Section 7 of this Offer to Purchase for additional information regarding net asset values and market prices. During the pendency of the tender offer, stockholders of the Fund may obtain current net asset value quotations by calling Georgeson Shareholder Communications Inc., the Fund's Information Agent, toll free at 1-866-283-1945 or by calling the Fund's toll free number at 1-888-4-ASIA-PAC between 9:00 a.m. and 5:00 p.m., New York City time, Monday through Friday (except holidays). Banks and brokers should call the Information Agent collect at 212-440-9800.

WILL THE NET ASSET VALUE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

   No one can accurately predict the net asset value at a future date, but you should realize that net asset value on the date the purchase price for tendered Shares is to be determined may be higher or lower than the net asset value on May 17, 2002.

HOW DO I TENDER MY SHARES?

   If your Shares are registered in your name, you should obtain and read the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by EquiServe Trust Company, N.A., the Depositary, in proper form before 5:00 p.m., New York City time, on June 28, 2002 (unless the tender offer is extended by the Fund, in which case the new deadline will be stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by June 28, 2002 (or if the offer is extended, the expiration date as extended). See Section 3 of this Offer to Purchase.

IS THERE ANY COST TO ME TO TENDER?

   No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge stockholders a fee for soliciting tenders for Shares pursuant to this Offer. See the Letter of Transmittal.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

   Yes, you may withdraw your Shares at any time prior to 5:00 p.m., New York City time, on June 28, 2002 (or if the offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). See Section 4 of this Offer to Purchase.

HOW DO I WITHDRAW TENDERED SHARES?

   A notice of withdrawal of tendered Shares must be timely received by EquiServe Trust Company, N.A., the Depositary, which notice specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person who tendered the Shares. See Section 4 of this Offer to Purchase.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

   No.

IS THERE A LIMIT ON THE NUMBER OF SHARES I MAY TENDER?

   No. See Section 1 of this Offer to Purchase.

WHAT IF MORE THAN 3,448,024 SHARES ARE TENDERED (AND NOT TIMELY WITHDRAWN)?

   The Fund will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares. The Fund's present intention, if the tender offer is oversubscribed, is not to purchase more than 3,448,024 Shares. See Section 1 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT THE SHARES I HOLD?

   Your percentage ownership interest in the Fund will increase after completion of the tender offer.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   Yes. The Fund has the financial resources to make payments from its cash on hand and from liquidation of its portfolio securities. The Fund may choose, however, to finance the purchase of Shares through borrowings. See Section 5 of this Offer to Purchase.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

   It is contemplated that payment for tendered Shares, if accepted, will be made as soon as reasonably practicable after the termination date of the Offer.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

   For most Stockholders, yes. It is expected that all U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in those Shares. It is possible, however, that for U.S. federal income tax purposes a Stockholder, other than a tax-exempt Stockholder, may be taxed on the entire amount paid to such Stockholder as if it were a dividend. See
Section 8 of this Offer to Purchase for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. Stockholders. Please consult your tax advisor as well.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE MAXIMUM OF 3,448,024 SHARES?

   Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of this Offer to Purchase.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

   In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

   Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to EquiServe Trust Company, N.A., the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

   None.

DOES MANAGEMENT ENCOURAGE STOCKHOLDERS TO PARTICIPATE IN THE TENDER OFFER, AND WILL MANAGEMENT PARTICIPATE IN THE TENDER OFFER?

   No. None of the Fund, its Board of Directors nor the Fund's investment manager, Baring Asset Management (Asia) Limited, is making any recommendation to tender or not to tender Shares in the tender offer. No director or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

HOW DO I OBTAIN ADDITIONAL INFORMATION?

   Stockholder questions and requests for assistance should be directed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, toll free at 1-866-283-1945. Banks and brokers should call the Information Agent collect at 212-440-9800. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent for the tender offer. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

                                 INTRODUCTION

   The Asia Pacific Fund, Inc., a Maryland corporation (the "Fund") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, diversified management investment company, hereby offers to purchase up to 25% of the Fund's outstanding shares of Common Stock or 3,448,024 shares in the aggregate (the "Offer Amount") of its Common Stock, par value $0.01 per share (the "Shares"), at a price (the "Purchase Price") per Share, net to the seller in cash, equal to 95% of the net asset value in U.S. Dollars ("NAV") per Share as of the close of regular trading on the New York Stock Exchange ("NYSE") on June 28, 2002, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). The depositary for the Offer is EquiServe Trust Company, N.A. (the "Depositary"). The Fund is mailing materials for the Offer to record holders on or about May 30, 2002.

   THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE
SECTION 13 OF THIS OFFER TO PURCHASE.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ASIA PACIFIC FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

   As of May 17, 2002, there were 13,792,096 Shares issued and outstanding, and the NAV was $12.24 per Share. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Termination Date (as defined below). Stockholders may contact Georgeson Shareholder Communications Inc., the Fund's Information Agent, toll free at 1-866-283-1945 or contact the Fund directly at its toll free number, 1-888-4-ASIA-PAC to obtain current NAV quotations for the Shares. Banks and brokers should call the Information Agent collect at 212-440-9800.

   Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares and therefore will be available for issuance by the Fund without further Stockholder action (except as required by applicable law). Tendering Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund; Stockholders may also be subject to other transaction costs, as described in Section 1 of this Offer to Purchase.

   1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 25% of the Fund's outstanding Shares, or 3,448,024 Shares in the aggregate, validly tendered on or prior to 5:00 p.m., New York City time, on June 28, 2002, or such later date to which the Offer is extended (the "Termination Date") and not withdrawn as permitted by Section 4. The Purchase Price of the Shares will equal 95% of their NAV (a 5% discount) as of the close of regular trading on the NYSE on June 28, 2002, or such later date to which the Offer is extended.

   If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. A Stockholder may tender some or all of the Shares owned by such Stockholder. If more than 3,448,024 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn); however, in accordance with the terms and conditions specified in the Offer, the Fund will accept all Shares tendered by any Stockholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of the Letter of Transmittal tendered by or on behalf of that Stockholder. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund's dividend reinvestment plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 3,448,024 Shares having been tendered.

   Stockholders should consider the relative benefits and costs of tendering Shares at a 5% discount to NAV pursuant to the Offer versus selling Shares at the market price with the associated transaction costs.

   The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

   Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

   2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will, as soon as reasonably practicable after the Termination Date, accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

   For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

   If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

   The Purchase Price of the Shares will equal 95% of their NAV (a 5% discount) as of the close of regular trading on the NYSE on June 28, 2002, or such later date to which the Offer is extended (the "Pricing Date"). Tendering Stockholders may be required to pay brokerage commissions or fees to a broker, dealer, commercial bank, trust company or other nominee with respect to the tender of their Shares. Under the circumstances set forth in Instruction 6 of the Letter of Transmittal, Stockholders may be subject to transfer taxes on the purchase of Shares by the Fund.

   The Fund normally publishes the NAV of its Shares on the last business day of each week (generally Friday) at the close of regular trading on the NYSE. On May 17, 2002, the NAV was $12.24 per Share. The Shares are traded primarily on the NYSE. On May 17, 2002, the last sales price at the close of regular trading on the NYSE was $11.15 per Share, representing an 8.91% discount from NAV. The NAV of the Fund's Shares will be available daily through the Termination Date, through the Fund's Information Agent, toll free at 1-866-283-1945 or through the Fund's toll free number at 1-888-4-ASIA-PAC. Banks and brokers should call the Information Agent collect at 212-440-9800.

   3. Procedure for Tendering Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (a) (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or
(b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date.

   The Fund's transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund's dividend reinvestment plan. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

   Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States (each, an "Eligible Institution") unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the "Special Payment Instructions" box or the "Special Delivery Instructions" box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

   To prevent U.S. federal income tax backup withholding of the gross payments made pursuant to the Offer, a Stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute Form W-9 included with the Letter of Transmittal. In general, foreign Stockholders who have not previously submitted to the Fund a properly completed Form W-8BEN or Form W-8ECI must do so in order to avoid backup withholding. For a discussion of certain other U.S. federal income tax consequences to tendering Stockholders, see Section 8 of this Offer to Purchase.

   All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, Baring Asset Management (Asia) Limited (the Fund's "Investment Manager"), the Information Agent or the Depositary, nor any other person, shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

   Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, and
(iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

   THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery Procedure

   The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the "Book-Entry Delivery Procedure"). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal (or facsimile thereof), with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before the Termination Date or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary for purposes of this Offer.

Guaranteed Delivery Procedure

   If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram or facsimile transmission) and (iii) the certificates for all tendered Shares, or confirmation of the delivery of Shares delivered into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the Termination Date.

   4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. After the Termination Date, all tenders made pursuant to the Offer are irrevocable.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

   All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Fund's Investment Manager, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in
Section 3 of this Offer to Purchase at any time prior to the Termination Date.

   If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

   5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on May 17, and if Stockholders tendered 25% of the Fund's outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $40,100,519. See the Pro Forma Capitalization table below.

   The Fund has the financial resources to make payment for tendered Shares from its cash on hand and from liquidation of its portfolio securities, and the Offer is not subject to any financing condition. The Fund may, however, choose to finance the purchase of Shares through borrowings. The Fund is currently negotiating a $25,000,000 committed unsecured revolving line of credit (the "Committed Line") with State Street Bank and Trust Company (the "Bank"). Borrowings under the Committed Line would have maturities of no longer than 60 days at annual interest rates equal to the Bank's overnight federal funds rate as determined by the Bank plus .50% per year, which rate would change when such federal funds rate changes. The Bank's overnight federal funds rate on May 17, 2002 was 1.70%. Additionally, the Fund would pay to the Bank a commitment fee, calculated on the basis of a 360-day year for the actual number of days elapsed, equal to .09% per year on the daily unused portion of the $25,000,000. This fee would be payable quarterly in arrears on or before the 15th day following the end of each March, June, September and December of each year and on the date the Committed Line expires or, if earlier, on the date when the commitment is terminated.

   THE OFFER MIGHT HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING STOCKHOLDERS.

   Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund's remaining portfolio securities might decline and hence the Fund's NAV might decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund might receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund's NAV per Share, thereby reducing the amount of proceeds received by tendering Stockholders and the NAV per Share for non-tendering Stockholders.

   Stockholders should note, however, that the Offer may result in accretion to the Fund's NAV per Share following the Offer, due to the fact that the Purchase Price represents a 5% discount to the Fund's NAV per Share. The potential accretion to the Fund's NAV per Share may offset in whole or in part any decline in the Fund's NAV as discussed above.

   The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

   Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains (reduced by net capital losses realized during the fiscal year and available capital loss carryforwards) as a capital gain dividend to Stockholders of record subsequent to the termination of the Offer. This recognition and distribution of gains, if any, would have certain negative consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, which could reduce the Fund's NAV because, as described above, the price realized on the sale of portfolio securities might be less than their valuations by the Fund and the sales would cause the Fund to incur brokerage and related transaction expense; and third, any such sales of portfolio securities could cause the Fund to recognize additional capital gains (which would likely thereafter be distributed to Stockholders as a capital gain dividend). It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of March 31, 2002, there was net unrealized appreciation of $29,110,474 in the Fund's portfolio as a whole, and there was $36,050,900 of capital loss carryforwards that for tax purposes could offset future gains actually realized.

   In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. Such distributions (as well as distributions taxable as long-term capital gains) could adversely affect the Fund's after-tax performance.

   Tax Consequences of Repurchases to Stockholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See
Section 8 of this Offer to Purchase.

   Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer would result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased (and the amount of the resulting decrease in the Fund's net assets).

   Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of May 17, 2002, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 25% of its outstanding Shares):

                         PRO FORMA CAPITALIZATION (1)

                                                  Adjustment
                                                 For Purchase
                                   As of May 17, At $11.63 Per Pro Forma As
                                       2002        Share (2)     Adjusted
                                   ------------- ------------- ------------
    Total net assets.............. $168,781,678  $(40,100,519) $128,681,159
    Shares outstanding............   13,792,096    (3,448,024)   10,344,072
    NAV per Share (3)............. $      12.24  $        .20  $      12.44

--------
(1) This table assumes purchase by the Fund of 3,448,024 Shares, equal to 25% of the Fund's outstanding Shares as of May 17, 2002.
(2) This amount represents 95% of the Fund's NAV as determined on May 17, 2002. Shares tendered pursuant to the Offer will be purchased at a 5% discount to NAV on the Pricing Date, which may be more or less than $11.63 per Share, and the Pro Forma NAV per Share also may be more or less than that shown above.
(3) The NAV per Share of the Fund is normally determined on the last business day of each week (generally Friday) that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

   6. Purpose of the Offer; Plans or Proposals of the Fund. The Offer is intended to provide all Stockholders an opportunity to sell Shares at a discount from NAV that is lower than current market discounts. The Fund announced in late 2000 a tender offer program ("Tender Offer Program''), pursuant to which two tender offers have been conducted and which could have required the Fund, under certain conditions, to make a tender offer later in 2002 for 10% of the outstanding Shares at a price per Share equal to 90% of per Share NAV. In response to various communications and proposals from Stockholders and as part of its general oversight of the Fund, the Board of Directors of the Fund has regularly considered the appropriateness of changes to the terms and timing of tenders pursuant to the Tender Offer Program. The Board of Directors believes that the Offer, which is being made in lieu of any that might have been required under the Tender Offer Program, is appropriately responsive to these communications and proposals and is in the best interests of the Fund. The specific timing and terms of the Offer are pursuant to an agreement with a stockholder entered into by the Fund to avoid the expense, time commitment and other disruptions attendant to threatened litigation and related actions by the stockholder. Pursuant to this agreement, the Fund has agreed to make the Offer and the stockholder has agreed to forgo the threatened litigation and related actions, and to refrain from initiating litigation and other actions in the future seeking to influence or control the Fund, its management, policies or affairs.

   Except as set forth above, the Fund does not have any present plans or proposals, and is not engaged in any negotiations, in connection with the Offer, that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund's present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board or to fill any existing vacancies on the Board; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the Fund's sole class of equity securities, the Shares, being delisted from a national securities exchange; (g) the Shares becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of Shares or the disposition of Shares; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

   Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares and, therefore, will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

   NONE OF THE FUND, ITS BOARD OF DIRECTORS, NOR THE INVESTMENT MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

   7. NAV and Market Price Range of Shares; Dividends. The Shares are principally traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years and for the current fiscal year (to May 17, 2002), the NAV (as of the last day of such fiscal quarter), and the High, Low and Close NYSE Market Price per Share (as of the last day of such fiscal quarter) were as follows:

                                                 Market Price
                                       ---------------------------------
       Fiscal Quarter Ended              High     Low     Close    NAV
       --------------------            --------- ------ --------- ------
       June 30, 2000.................. $ 9 11/16 $8 1/4 $ 9 11/16 $13.58
       September 30, 2000.............  10 5/8    8 3/4   8 3/4    11.80
       December 31, 2000..............   9 7/8    7 3/4   7 13/16  10.60
       March 31, 2001.................   9.64     7.84    7.86     10.05
       June 30, 2001..................   8.65     7.40    8.26     10.09
       September 30, 2001.............   8.31     6.01    6.48      7.96
       December 31, 2001..............   8.78     6.46    8.66     10.49
       March 31, 2002.................  10.12     8.67   10.12     11.67
       June 30, 2002 (to May 17, 2002)  11.15     9.99   11.15     12.24

   IT IS ANTICIPATED THAT NO CASH DIVIDEND WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE OFFER AND THAT, ACCORDINGLY, HOLDERS OF SHARES PURCHASED PURSUANT TO THE OFFER WILL NOT RECEIVE ANY SUCH DIVIDEND WITH RESPECT TO SUCH SHARES. THE AMOUNT AND FREQUENCY OF DIVIDENDS IN THE FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME.

   8. Federal Income Tax Consequences of the Offer. The following is a general summary of the U.S. federal income tax consequences of the Offer and is included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult his or her own tax advisor with respect to the specific tax consequences to such Stockholder of participating (or not participating) in the Offer, including the effect and applicability of state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

   Exchange Treatment. The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a "sale or exchange," or, under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash by the Stockholder: (a) results in a "complete termination" of the Stockholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the Stockholder (meaning, generally, that the Stockholder's percentage interest in the Fund after the Offer has been completed is less than 80% of the Stockholder's prior percentage interest in the Fund), or (c) is "not essentially equivalent to a dividend" with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If a tendering Stockholder's overall percentage interest in the Fund (taking into account Shares owned constructively under Section 318 of the Code) does not decrease as a result of the sale of Shares, none of the three tests would be met.

   If any of these three tests for "sale or exchange" treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder's adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the Shares have been held for more than one year. Under certain "wash sales" rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Stockholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

   Dividend Treatment. If none of the three tests under Section 302(b) of the Code outlined above is met, the amount received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a "dividend" to the extent of such Stockholder's allocable share of the Fund's current or accumulated earnings and profits. Any additional amount will constitute a non-taxable return of capital to the extent of the Stockholder's adjusted basis in the Shares sold pursuant to the Offer and thereafter will be taxable as gain from a sale of the Shares. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if a tender of Shares is treated as a "dividend" to a tendering Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.

   Foreign Stockholders. Any payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust, foreign estate or a foreign corporation that does not hold his, her or its Shares in connection with a trade or business conducted in the United States (a "Foreign Stockholder") will be subject to U.S. withholding tax at the 30% rate applicable to dividends (or such reduced rate, if the Foreign Stockholder submits a properly completed Form W-8BEN, as applies under an applicable tax treaty). If the sale of Shares by a Foreign Stockholder is treated as a sale or exchange rather than a dividend, the Foreign Stockholder will not be subject to U.S. federal income tax on any gain (and may seek a refund from the Internal Revenue Service for any U.S. withholding tax withheld from the sale proceeds) unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax advisors. Special rules may apply in the case of Foreign Stockholders
(i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax advisors.

   Backup Withholding. The Fund generally will be required to withhold tax ("backup withholding") from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number and certify that it is not subject to backup withholding on dividends (by completing and returning the Substitute Form W-9 included in the Letter of Transmittal) or if the Internal Revenue Service advises the Fund that the Stockholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments. A Foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund for tendered Shares only if it furnishes to the Fund a duly completed Form W-8BEN, certifying under penalties of perjury, that it (1) is neither a citizen nor a resident of the United States, (2) has not been, and reasonably does not expect to be, present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the U.S. to which the gain on sale of the Shares would be effectively connected, or a duly completed Form W-8ECI, certifying under penalties of perjury, that (1) it is neither a citizen nor resident of the U.S., and (2) this income is effectively connected with a U.S. trade or business. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder's U.S. federal income tax liability or refunded by the Internal Revenue Service.

   9. Selected Audited Financial Information. Set forth below is a summary of selected financial information for the Fund for the fiscal years ended March 31, 2001 and March 31, 2002. The information has been excerpted from the Fund's audited financial statements contained in its Annual Reports to Stockholders for these years. The 2001 Annual Report has previously been provided to Stockholders of the Fund and the Fund's 2002 Annual Report is being mailed to Stockholders concurrently with the commencement of the Offer. Copies of the 2001 Annual Report can be obtained free of charge at the website of the Securities and Exchange Commission (the "Commission") (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements, the notes thereto and related matters contained therein.

               SUMMARY OF SELECTED AUDITED FINANCIAL INFORMATION
                     FOR THE FISCAL YEARS INDICATED BELOW

                                                                Year Ended     Year Ended
                                                                March 31,      March 31,
                                                                   2002           2001
                                                              ------------   -------------
STATEMENT OF OPERATIONS:
   Investment income......................................... $  2,862,713   $   3,787,699
   Expenses..................................................    3,317,155       3,896,141

                                                              ------------   -------------
   Net investment loss.......................................     (454,442)       (108,442)

                                                              ------------   -------------
   Net gain (loss) on investments and foreign currency
    transactions.............................................   (2,216,294)     14,753,116

                                                              ------------   -------------
   Change in unrealized appreciation (depreciation)..........   24,209,456    (102,335,520)

                                                              ------------   -------------
   Net increase (decrease) in net assets from operations..... $ 21,538,720   $ (87,690,846)

                                                              ============   =============
STATEMENTS OF ASSETS AND LIABILITIES (AT END OF YEAR)
   Total assets.............................................. $161,811,097   $ 156,358,309
   Total liabilities.........................................      803,760         779,218

                                                              ------------   -------------
   Net assets................................................ $161,007,337   $ 155,579,091

                                                              ------------   -------------
   Net asset value per Share................................. $      11.67   $       10.05
   Shares outstanding........................................   13,792,096      15,477,251

SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH YEAR
Net Asset Value, beginning of year........................... $      10.05   $       14.69
Income From Investment Operations
   Net investment loss.......................................         (.03)           (.01)
   Net realized and unrealized gain (loss) on investments
    and foreign currency transactions........................         1.52           (4.87)

                                                              ------------   -------------
   Net increase (decrease) in net asset value from
    operations...............................................         1.49           (4.88)

                                                              ------------   -------------
   Increase resulting from Fund share repurchases............          .02             .06

                                                              ------------   -------------
   Increase resulting from tender offer......................          .11             .18

   Net asset value, end of year.............................. $      11.67   $       10.05

                                                              ------------   -------------
   Market value, end of year................................. $      10.12   $        7.86

                                                              ------------   -------------
RATIOS
   Expenses to average net assets............................         2.24%           1.81%
   Net investment loss to average net assets.................         (.31)%          (.05)%

TOTAL INVESTMENT RETURN
   Total investment return based on:
   Market value..............................................        28.75%         (24.70)%
   Net asset value...........................................        16.12%         (31.59)%

   10. Certain Information Concerning the Fund and the Fund's Investment Manager. The Fund is a closed-end, diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public in April 1987. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation through investment primarily in equity securities of companies in the Asia Pacific Countries1. The principal executive offices and business address of the Fund are located at Gateway Center Three, Newark, New Jersey 07102-4077. The Fund's business telephone number is 888-4-ASIA-PAC.

   Baring Asset Management (Asia) Limited serves as the investment manager to the Fund. The Investment Manager is a corporation organized under the laws of Hong Kong and a registered investment adviser under the Investment Advisers Act of 1940. The Investment Manager and its affiliates have served as investment manager since the Fund's inception. The principal business address of the Investment Manager is 1901 Edinburgh Tower, 15 Queens Road Central, Hong Kong.

   The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission in connection with the Offer. Such reports and other information should be available for inspection at the public reference room at the Commission's office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission's customary charges, or by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

   11. Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares. The business address of each of the directors and officers of the Fund is in care of the Fund at Gateway Center Three, Newark, New Jersey, 07102-4077. In order to reach them, contact the Fund at 1-888-4-ASIA-PAC. Their names are set forth in the table below:

            Name and Position
            -----------------
            David J. Brennan, Director
            Robert H. Burns, Director
            Olarn Chaipravat, Director
            Michael J. Downey, Director and Chairman
            Robert F. Gunia, Director, Vice President & Treasurer
            Douglas Tong Hsu, Director
            John A. Morrell, Director
            David G.P. Scholfield, Director
            Nicholas T. Sibley, Director
            Ronald G.M. Watt, President
            Deborah A. Docs, Secretary
            Vasso-Athene Spanos, Assistant Secretary
            Linda McMullin, Assistant Treasurer
            Christine Yacuk, Assistant Treasurer

   The number and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of March 31, 2002 were as follows:
Michael G. Downey--11,500 Shares (.08%); Robert F. Gunia--2,500 Shares (.02%); and David G.P. Scholfield--16,405 Shares (.12%).

   To the best of the Fund's knowledge, none of the Fund's officers or directors has effected any transaction in Shares during the past 60 business days. The Fund did not repurchase any of its Shares during this period. None of the directors or officers of the Fund intends to tender any of his or her Shares in the Offer.
--------
(1) The term "Asia Pacific Countries" includes China, Hong Kong, India, Indonesia, Malaysia, Pakistan, the Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and additional Asian countries (excluding Japan) approved by the Board of Directors.

   None of the Fund nor, to the best of the Fund's knowledge, any of the Fund's officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

   12. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13 of this Offer to Purchase.

   13. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund's Common Stock from the NYSE or (b) impair the Fund's status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the
Fund); (2) the amount of Shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by any U.S. federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by any U.S. federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors' judgment, other event or condition that would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of any of its fiduciary duties owed to the Fund or its Stockholders.

   The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

   A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

   If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

   14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

   The Fund has retained EquiServe Trust Company, N.A. to act as Depositary and Georgeson Shareholder Communications Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund.

   15. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

   16. Contacting the Depositary and the Information Agent. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

                       The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

                         For Account Information Call:

                           Toll Free: 1-800-451-6788

              By First Class Mail, By Overnight Courier, By Hand:

                         EquiServe Trust Company, N.A.

     By First Class Mail           By Overnight Courier                  By Hand
EquiServe Trust Company , N.A. EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.
   Attn: Corporate Actions        Attn: Corporate Actions        Attn: Corporate Actions
         c/o Colbent                    c/o Colbent          Securities Transfer & Reporting
        P.O. Box 43025              40 Campanelli Drive              Services, Inc.
   Providence, RI 02940-3025        Braintree, MA 02184         100 William St., Galleria
                                                                   New York, NY 10038

   Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications Inc.
                          17 State Street--10th Floor
                              New York, NY 10004

                 Banks and Brokers Call Collect: 212-440-9800
                    All Others - Toll Free: 1-866-283-1945

THE ASIA PACIFIC FUND, INC.

May 30, 2002